                    STOCK PURCHASE AGREEMENT


                               FOR


                     QUITRAL - CO  S.A.I.C.


                             BETWEEN


                 PRIDE PETROLEUM SERVICES, INC.
                          ("PURCHASER")



                               AND


                       PEREZ COMPANC S.A.

                        ASTRA C.A.P.S.A.

                          RAUL FASCIOLO

                         PEDRO L. QUERIO

                       JUAN CARLOS BRUZZON

                   ALFREDO JUAN LUIS DAVEREDE
                           ("SELLERS")







                       DATED APRIL 30,1996

                        TABLE OF CONTENTS



ARTICLE I Purchase and Sale . . . . . . . . . . . . . . . . .  6
    1.01. Transfer of Shares. . . . . . . . . . . . . . . . .  6
    1.02. Purchase Price. . . . . . . . . . . . . . . . . . .  6

ARTICLE II The Closing. . . . . . . . . . . . . . . . . . . .  6


ARTICLE III Representations and Warranties of the Sellers . .  6
    3.01. Organization and Good Standing. . . . . . . . . . .  7
    3.02. Authorization of Agreement. . . . . . . . . . . . .  7
    3.03. Capitalization and Ownership of the Company
          and the Subsidiary. . . . . . . . . . . . . . . . .  8
    3.04. No Violation. . . . . . . . . . . . . . . . . . . .  8
    3.05. No Default; Compliance with Laws and Regulations. .  9
    3.06. Financial Statements. . . . . . . . . . . . . . . .  9
    3.07. Absence of Certain Changes. . . . . . . . . . . . . 10
    3.08. Taxes . . . . . . . . . . . . . . . . . . . . . . . 12
    3.09. Contracts; Agreements; Plans and Commitments. . . . 13
    3.10. Title to Properties . . . . . . . . . . . . . . . . 15
    3.11. Accounts Receivable . . . . . . . . . . . . . . . . 15
    3.12. Inventories . . . . . . . . . . . . . . . . . . . . 16
    3.13. Divestee Companies. . . . . . . . . . . . . . . . . 16
    3.14. Environmental; Health and Safety Matters. . . . . . 16
    3.15. Litigation. . . . . . . . . . . . . . . . . . . . . 17
    3.16. Insurance . . . . . . . . . . . . . . . . . . . . . 18
    3.17. Intellectual or Industrial Property . . . . . . . . 18
    3.18. Employees and Employee Benefit Matters. . . . . . . 19
    3.19. Permits . . . . . . . . . . . . . . . . . . . . . . 21
    3.20. Minute Books. . . . . . . . . . . . . . . . . . . . 21
    3.21. Books and Records . . . . . . . . . . . . . . . . . 21
    3.22. Bank Accounts . . . . . . . . . . . . . . . . . . . 22
    3.23. No Brokers. . . . . . . . . . . . . . . . . . . . . 22
    3.24. Powers of Attorney. . . . . . . . . . . . . . . . . 22
    3.25. Liabilities to Sellers. . . . . . . . . . . . . . . 22
    3.26. Certain Payments. . . . . . . . . . . . . . . . . . 22
    3.27. Inquiry with Respect to Representations and
          Warranties. . . . . . . . . . . . . . . . . . . . . 23
    3.28. Disclosure. . . . . . . . . . . . . . . . . . . . . 23

ARTICLE IV Representations and Warranties of the Purchaser. . 23
    4.01. Organization and Existence. . . . . . . . . . . . . 23
    4.02. Authority and Approval. . . . . . . . . . . . . . . 23
    4.03. No Violations . . . . . . . . . . . . . . . . . . . 23
    4.04. Purchaser Financial Statements. . . . . . . . . . . 24
    4.05. Litigation. . . . . . . . . . . . . . . . . . . . . 24
    4.06. No Brokers. . . . . . . . . . . . . . . . . . . . . 24
    4.07. Purchaser's Note. . . . . . . . . . . . . . . . . . 24

ARTICLE V Additional Agreements and Covenants . . . . . . . . 25
    5.01. Covenants of the Sellers. . . . . . . . . . . . . . 25
    5.02. Covenants of the Purchaser. . . . . . . . . . . . . 29

ARTICLE VI Conditions to Closing. . . . . . . . . . . . . . . 30
    6.01. Conditions to the Obligations of the Purchaser. . . 30
    6.02. Conditions to the Obligations of the Sellers. . . . 34
    6.03. Acts to be Performed at Closing . . . . . . . . . . 35

ARTICLE VII Termination . . . . . . . . . . . . . . . . . . . 36
    7.01. Grounds for Termination . . . . . . . . . . . . . . 36
    7.02. Effect of Termination . . . . . . . . . . . . . . . 36

ARTICLE VIII Extent and Survival of Representations
         and Warranties; Indemnification. . . . . . . . . . . 37
    8.01. Scope of Representations of the Sellers . . . . . . 37
    8.02. Indemnification of the Purchaser. . . . . . . . . . 37
    8.03. Indemnification of the Sellers. . . . . . . . . . . 38
    8.04. indemnification Procedures. . . . . . . . . . . . . 38
    8.05. Remedies Cumulative: Other Remedies . . . . . . . . 38

ARTICLE IX Sellers' Covenants Not to Compete. . . . . . . . . 38

ARTICLE X Expenses. . . . . . . . . . . . . . . . . . . . . . 39

ARTICLE XI Notices; Miscellaneous . . . . . . . . . . . . . . 39
    11.01. Notices. . . . . . . . . . . . . . . . . . . . . . 39
    11.02. Books and Records. . . . . . . . . . . . . . . . . 40
    11.03. Miscellaneous. . . . . . . . . . . . . . . . . . . 40

APPENDIX A Definitions. . . . . . . . . . . . . . . . . . A-1 46

EXHIBITS


A    Form of Purchaser's Note
B    Form of Alliance Agreement with Perez Companc S.A.
C    Form of Alliance Agreement with Astra C.A.P.S.A.



SCHEDULES


3.06 Financial Statements
3.07 Changes Since December 31, 1995
3.08 Taxes
3.09 Contracts and Commitments
3.10 Title to Properties
3.13 Divestee Companies
3.14 Environmental, Health and Safety Matters
3.15 Litigation
3.16 Insurance Policies
3.17 Intellectual Property
3.18 Employee Compensation and Benefit Arrangements
3.19 Permits
3.22 Bank Accounts
3.24 Powers of Attorney

                    STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (this "Agreement") dated as of April 30, 1996 among PEREZ COMPANC S.A., ASTRA C.A.P.S.A. and Messrs. RAUL FASCIOLO, PEDRO L. QUERIO, JUAN CARLOS BRUZZON and ALFREDO JUAN LUIS DAVEREDE hereinafter collectively referred to as "Sellers" and PRIDE PETROLEUM SERVICES, INC., hereinafter referred to as "Purchaser",

                           WITNESSETH:

     WHEREAS, Sellers are the owners of all the issued and outstanding shares of capital stock (the "Shares" or the "Capital
Stock"), of Quitral-Co S.A.I.C., an Argentine corporation (the
"Company"); and

     WHEREAS, except for the Divestee Companies, the only subsidiary of the Company is Perforaciones Quitral-Co de
Venezuela S.A., a Venezuelan corporation ("Subsidiary"); and

     WHEREAS, the Sellers and the Purchaser have executed a Letter of Intent dated March 18, 1996, relating to the purchase by the Purchaser of the Shares from the Sellers; and

     WHEREAS, the Purchaser desires to acquire the Shares and the Sellers have agreed to sell the Shares to the Purchaser, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows. Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the respective meanings given to them in Appendix A hereto, which is incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

                            ARTICLE I

                        PURCHASE AND SALE

     1.01. TRANSFER OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell and assign the Shares and deliver to the Purchaser certificates representing the Shares, duly registered in the Purchaser's name, against receipt of the Purchase Price for such Shares as provided in Section 1.02. The Shares will be sold, assigned and delivered in the form of a single indivisible unit ("por junto") and shall include all corporate and financial rights pertaining thereto, including, without implying any restriction whatsoever, the rights to dividends in shares, in kind or in cash voted upon, as well as all the rights and actions arising from capitalizations of reserves, revaluations, capital adjustments and contributions of all kinds that remain pending and any credit to which Sellers are entitled vis-a-vis the Company, as of December 31, 1995 and accrued from December 31, 1995 up to the Closing Date for any cause or reason, except as provided hereunder with respect to the Divestee Companies and the Dividend.

     1.02. PURCHASE PRICE. Upon the terms and subject to the conditions of this Agreement, the Purchaser will purchase the Shares for the Purchase Price. The Purchase Price, other than the portion thereof evidenced by Purchaser's Note, shall be paid to Sellers at the Closing by wire transfer in immediately available funds to the bank account of the Agent as provided in Section
6.03. Purchaser's Note shall be delivered at the Closing to the Agent.

                           ARTICLE II

                           THE CLOSING

     The Closing shall be held at the offices of the Agent at 12:00 a.m., local time, on April 30, 1996 or at such other time and place as shall be agreed upon by the Purchaser and the Agent.

                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS


     The Sellers, jointly and severally, hereby represent and warrant that:

     3.01. ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of Argentina, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The Sellers have heretofore delivered to the Purchaser true, correct and complete copies of the articles of incorporation and bylaws (or the equivalent organization and governance documents), each as amended to the date hereof, of the Company. The Company is, in all material respects, duly licensed or qualified to do business and is in good standing in Argentina and in each Argentine Province where the Company conducts operations and in all other jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Venezuela, and has all requisite corporate power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The Sellers have heretofore delivered to the Purchaser true, correct and complete copies of the articles of incorporation and bylaws (or the equivalent organization and governance documents), each as amended to the date hereof, of the Subsidiary. The Subsidiary is, in all material respects, duly licensed or qualified to do business and is in good standing in Venezuela and in each Venezuelan State where the Subsidiary conducts operations and in all other jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified. The two corporate Sellers are corporations duly organized, validly existing and in good standing under the laws of Argentina, and the four individual Sellers are Argentine citizens.

     3.02. AUTHORIZATION OF AGREEMENT. Each of the Sellers has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by such Seller. The execution and delivery of this Agreement by each of the Sellers, the performance by each Seller of all the terms and conditions hereof to be performed by such Seller and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action, corporate or otherwise, on the part of such Sellers. This Agreement constitutes the valid and binding obligation of each of the Sellers, enforceable against each of them in accordance with its terms.

     3.03.CAPITALIZATION AND OWNERSHIP OF THE COMPANY AND THE
     SUBSIDIARY.

     (a) The authorized capital stock of the Company consists solely of 13,051,613 shares of common stock, par value Argentine Pesos $ 1 per share, all of which are issued and outstanding on the date hereof and none of which was either (i) issued in violation of the preemptive rights of any shareholder or (ii) subject to any claim therefor by a Seller, which, in any event, is hereby waived by the Sellers. The authorized and subscribed capital stock of the Subsidiary consists of 877,800 shares of common stock, par value Bs. 1,000 per share. All the outstanding shares of the Company are owned beneficially and of record by the Sellers, free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests. All the outstanding shares of the Subsidiary are owned beneficially and of record by the Company, free and clear of all liens, encumbrances, rights of others, pledges or security interests. Except as provided by this Agreement, there are no outstanding subscriptions, options, convertible securities, warrants, advances on account of future capital increases or calls of any kind issued or granted by or binding upon the Sellers, the Company or the Subsidiary; to issue, purchase or otherwise acquire any security of or equity interest in the Company or the Subsidiary. All the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

     (b) The Company does not own, control, have the power to vote or have the right to acquire, directly or indirectly, an equity interest in any business entity other than the Subsidiary and the Divestee Companies.

     3.04. NO VIOLATION. Subject to the last paragraph of this
Section 3.04, and as otherwise provided hereunder in Sections
5.03 and 5.04 or as otherwise expressly provided for in this Agreement, this Agreement and the execution and delivery hereof by each of the Sellers do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby, will not:

     (a) conflict with, or require the consent of any person or entity under, any of the terms, conditions or provisions of the articles of incorporation, bylaws or equivalent governing instruments of the two corporate Sellers, the Company or its Subsidiary;

     (b) violate any provision of, or require any filing, consent, authorization or approval under, any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to or binding upon any of the Sellers, the Company or its Subsidiary;

     (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under (i) any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which any of the Sellers, the Company or its Subsidiary is a party or by which any of the Sellers, the Company or its Subsidiary is bound or to which any of their respective properties is subject or (ii) any lease, license, contract or other agreement or instrument to which any of the Sellers, the Company or its Subsidiary is a party or by which any of them is bound or to which any of their respective properties is subject; or

     (d) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of the Company or its Subsidiary or upon the Shares, provided, however, that the representations in this Section 3.04 are made exclusively with respect to the Sellers, the Company and its Subsidiary.

     3.05.NO DEFAULT: COMPLIANCE WITH LAWS AND REGULATIONS.

     (a) Neither the Company nor its Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, (i) any mortgage, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound or to which any of their properties is subject, (ii) any order, judgment or decree of any federal, provincial, state or municipal court or governmental authority or
(iii) any other agreement, contract, lease, license or other instrument.

     (b) To the best knowledge of the Sellers, the Company and its Subsidiary have complied in all material respects with all laws, regulations, orders, judgments or decrees of any federal, provincial, state or municipal court or governmental authority applicable to their respective businesses and operations with respect to which the failure to do so, would have a material adverse effect on the Company and/or the Subsidiary.

     3.06. FINANCIAL STATEMENTS. SCHEDULE 3.06 hereto sets forth
(i) the audited consolidated balance sheets of the Company and its wholly owned subsidiaries as of June 30, 1994 and June 30, 1995 and the related statement of income, statement of changes in shareholders equity and cash flows for each of the fiscal years then ended together in each case with the notes and supplementary information thereto and the reports of Pistrelli Diaz & Asociados, correspondent of Arthur Andersen, LLP thereon, and
(ii) the unaudited balance sheets of the Company and its Subsidiary as of December 31, 1994 and December 31, 1995 and the related statement of income, statement of changes in shareholders' equity and cash flows for each of the six-month periods then ended. Such financial statements are complete and correct and have been prepared in accordance with Argentine generally accepted accounting principles applied on a consistent basis. The balance sheets present fairly the financial position of the Company and the Subsidiary as of the respective dates thereof; and the statement of income, statement of changes in shareholders equity and cash flows included in such financial statements present fairly the results of operations of the Company and the Subsidiary for each of the periods covered thereby. As of December 31, 1995, neither the Company nor the Subsidiary had any material liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, which were not appropriately reflected or reserved against in the December 31 Balance Sheets. The disposition by the Company of its interests in the Divestee Companies as contemplated by Section 5.01(d) and as described in SCHEDULE 3.13 will not, on a pro forma basis, reduce the net worth of the Company, by more than US$ 33,089,438.

     3.07. ABSENCE OF CERTAIN CHANGES. Except as provided for or disclosed in this Agreement, SCHEDULE 3.07, or in the other schedules to this Agreement, since December 31, 1995, there has not been:

     (a) any material adverse change with a material adverse effect on the business, financial condition or results of operations of the Company or its Subsidiary or in its relationships with their respective employees, customers or suppliers;

     (b) any material damage, destruction or loss with a material adverse effect on or affecting the business, properties or assets of the Company or its Subsidiary, whether or not covered by insurance;

     (c) any change by the Company or its Subsidiary in accounting methods or principles that would be required to be disclosed under Argentine generally accepted accounting principles;

     (d) any issuance by the Company or its Subsidiary of any shares of capital stock;

     (e) any sale, lease or other disposition of properties and assets of the Company or its Subsidiary other than in the ordinary course of business;

     (f) any merger or consolidation of the Company or its Subsidiary with any other corporation, person or entity or any acquisition by the Company or its Subsidiary of the stock or business of another corporation, partnership or other entity;

     (g) any borrowing of or agreement to borrow funds by the Company or its Subsidiary, or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, indenture, lease, license or other instrument, commitment or agreement to which the Company or its Subsidiary is a party or by which either of them or any of their respective properties are bound, other than in the ordinary course of business consistent with their respective past practices;

     (h) any redemption of, declaration or payment of any dividend on, or any other distribution with respect to, the equity securities of the Company (except as provided with respect to the Divestee Companies and for the U.S. $32,600,000 [Thirty Two Million Six Hundred Thousand U.S. Dollars] dividend in cash declared by the Unanimous Shareholders' Meeting of the Company held on April 29, 1996, in accordance with the requisites established in Section 47 of Res. 6/80 of the General Inspection of Corporations on the basis of the special balance sheet as of December 31, 1995, to be paid by the Company on April 30, 1996 (the "Dividend").

     (i) any increase in the compensation payable or to become payable by the Company or the Subsidiary to their respective directors, officers or employees (other than in the ordinary course of business and consistent with past practices and the Company's and/or its Subsidiary's human resources policies), any material increase in employee benefits or benefit plan costs or any increase in any bonus, insurance, pension, compensation or other benefit plan made for or with or covering any directors, officers or employees of the Company or the Subsidiary;

     (j) any waiver by the Company or its Subsidiary of any rights that, singularly or in the aggregate, have a material adverse effect on the business, assets, financial condition or results of future operation of either the Company or the Subsidiary;

     (k) any mortgage, pledge or grant of a lien or security interest in any property of the Company or its Subsidiary;

     (l) any capital expenditure exceeding US$300,000 or series or group of related capital expenditures exceeding US$300,000 in the aggregate;

     (m) any material reduction in the proportional participation of the Company and/or its Subsidiary in the drilling activity in Argentina and/or Venezuela for Perez Companc S.A. or Astra C.A.P.S.A. or any material event constituting an unfavorable change in the main source provider relationship between the Company and/or its Subsidiary and such Sellers; or,

     (n) any contract or commitment to do any of the foregoing.

     3.08. TAXES. Except as set forth in SCHEDULE 3.08, the Company and its Subsidiary have timely filed with the appropriate foreign, federal, provincial or municipal, local and other governmental authorities all tax returns, information returns or statements and reports required to be filed on or before the date hereof by or with respect to the Company and its Subsidiary, and have caused to be paid or deposited or made adequate provision (in accordance with generally accepted accounting principles) for the payment of all Taxes shown to be due on such returns or reports except when failure to do so, if any, would not result in liability for additional Taxes or other payments that exceed US$ 25,000 in the aggregate. All information provided in such returns, statements or reports is complete and accurate in all material respects. The Company and its Subsidiary have deposited or made adequate provision in their respective accounts (when so required in accordance with Argentine generally accepted accounting principles) for the payment of all Taxes for which the Company or its Subsidiary may be liable, even if such payments are not yet due and payable, regardless of whether the liability for such Taxes is disputed. Except as set forth in SCHEDULE 3.08 hereto, the Company and its Subsidiary have not received, and the Sellers do not have knowledge of, any notice of deficiency or assessment or any inspection or administrative proceedings or proposed deficiency or assessment in excess of the amount of US$ 25,000 individually or in the aggregate with respect to the Company or its Subsidiary or any of their respective properties from any taxing authority, and there are no outstanding agreements or waivers by or with respect to the Company or its Subsidiary that extend the statutory period of limitations applicable to any federal, foreign, province or state (or applicable) or local income, municipal or franchise tax returns for any period and no requests for such agreements or waivers are pending. Purchaser shall have no liability or obligation for any Taxes based upon or resulting from the transfer of the shares by the Sellers as provided in the Agreement. The declaration and/or the payment of the Dividend by the Company shall not cause the payment of Taxes to either the Company or the Purchaser and shall not reduce the net worth of the Company in more than U.S. $32,600,000 (Thirty Two Million Six Hundred Thousand U.S. Dollars). The transfer of the shares of the Divestee Companies and/or the disposition of the interest of the Company in the Divestee Companies, shall not cause any Taxes or deferred Taxes to the Company.

     3.09. CONTRACTS; AGREEMENTS; PLANS AND COMMITMENTS. Except for purchase orders and price lists for the drilling and servicing of wells in the ordinary course of business and any accessory contract thereto, SCHEDULE 3.09 sets forth a list of the following contracts, agreements, plans and commitments to which the Company or its Subsidiary is a party or by which either of them or any of their respective material properties is bound:

     (a) any contract, commitment or agreement that involves aggregate expenditures by the Company or its Subsidiary of more than US$ 300,000, other than contracts, commitments or agreements listed pursuant to other clauses of this Section 3.09;

     (b) any indenture, trust agreement, loan agreement or note under which the Company or its Subsidiary has outstanding indebtedness, obligations or liabilities for borrowed money in an amount in excess of US$100,000;

     (c) any lease, sublease, installment purchase or similar arrangement for the use or occupancy of any Rig or real property that involves aggregate expenditures by the Company or its Subsidiary of more than US$100,000 per year or is otherwise material to their respective businesses or is for any Rig, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements;

     (d) any agreement that restricts the right of the Company or its Subsidiary to engage in any type of business;

     (e) any guaranty, by the Sellers or any Seller Affiliate, either direct or indirect, of any contract, lease or agreement entered into by the Company or its Subsidiary;

     (f) any contract or agreement (i) for the sale by the Company or its Subsidiary to any single customer or group of related customers of products or services for an aggregate price of US$ 300,000 or more, or (ii) for the purchase by the Company or its Subsidiary from any single supplier or group of related suppliers of raw materials, equipment or services for an aggregate price of US$ 300,000 or more;

     (g) any joint venture, consortium, "union temporaria de empresas", "agrupacion de colaboracion" and/or any similar agreement that obligates the Company or its Subsidiary in any respect; and

     (h) any agreement of surety, guarantee or indemnification by the Company or its Subsidiary outside of the ordinary course of their respective businesses.

     All leases and contracts are in full force and effect and constitute the legal, valid and binding obligation of the respective parties thereto and will continue in effect in accordance with their own terms.

Sellers undertake to obtain that the Technical Assistance
Agreement dated March 13, 1995, between the Subsidiary and
Faraday Investments A.V.V. be canceled as of the Closing Date at no cost to the Subsidiary.

     3.10. TITLE TO PROPERTIES. The Company and its Subsidiary have good and marketable title to all of their respective assets and properties (including those reflected on the December 31 Balance Sheets, except to the extent disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections of any kind or nature, other than Permitted Encumbrances. All of the buildings, structures and other improvements constituting a part of the real estate that is owned or leased by the Company or its Subsidiary, motor vehicles, machinery, plants, equipment and other personal property owned or leased by the Company and its Subsidiary and used by the Company or its Subsidiary in its normal operations are in good operating condition and repair, subject to ordinary wear and tear with no known defects which would materially interfere with the use thereof in the conduct of the business of the Company or its Subsidiary as presently conducted. The number, size, owner and location of each of the Rigs as of the date hereof as well as a list of all real estate properties owned, leased or used by the Company or its Subsidiary is set forth in SCHEDULE 3.10. The Rigs located in Venezuela that have not been nationalized in Venezuela are so identified on SCHEDULE 3.10. No party has, and, as of the Closing Date, no party other than the Company or its Subsidiary shall have any right or entitlement whatsoever to use or occupy the respective assets or properties as lessees or otherwise. To the knowledge of the Sellers, the Company and its Subsidiary have duly performed, observed, and complied with all covenants, restrictions, conditions, agreements, statutory requirements, orders, building and zoning regulations, planning ordinances and other regulations, affecting the land and the buildings owned or leased by the Company and its Subsidiary, and the use thereof.

     3.11. ACCOUNTS RECEIVABLE. The accounts receivable shown on the December 31 Balance Sheets and those recorded on the books of the Company and its Subsidiary after December 31, 1995 are good and collectible (other than those accounts receivable which have been paid since the dates so recorded), subject to reserves for doubtful accounts of US$120,000 for the Company and no reserves for the Subsidiary. The reserves for doubtful accounts have been determined based on a specific review of the accounts and the past collection experience of the Company and its Subsidiary and are consistent with its prior accounting and collection practices. All of the Company's and its Subsidiary's accounts receivable are valid, genuine and subsisting, arose out of bona fide sales and deliveries of goods, performance of services or other arm's-length transactions.

     3.12. INVENTORIES. The inventories of materials and supplies reflected on the December 31 Balance Sheets and those acquired by the Company and its Subsidiary after December 31, 1995, except to the extent disposed of since the dates recorded on the books of the Company and its Subsidiary in the ordinary course of business, are in good, merchantable and usable condition and have been reflected on the books of the Company and its Subsidiary in accordance with generally accepted accounting principles in Argentina. Such inventories have been fully discounted in value in respect of any obsolete or discontinued items and, except as set forth in the notes to the financial statements included in SCHEDULE 3.06 hereto, are owned by the Company or its Subsidiary free and clear of any liens or encumbrances in Argentina and Venezuela.

     3.13. DIVESTEE COMPANIES. SCHEDULE 3.13 hereto summarizes the method by which the Company has disposed or plans to dispose of its interest in each Divestee Company as contemplated by
Section 5.01(d), the consideration, if any, to be received by the Company in connection with each such disposition, the estimated tax consequences, if any, to the Company from each such disposition, and the pro forma effect of each such disposition on the Company's March 31, 1996 accounting information. Following the disposition by the Company of its interest in each of the Divestee Companies, neither the Company nor its Subsidiary will have any obligations or liabilities, actual or contingent, arising out of the past or future conduct by the Divestee Companies of their respective businesses or out of the disposition by the Company of its interests therein.

     3.14. ENVIRONMENTAL; HEALTH AND SAFETY MATTERS. Except as described on SCHEDULE 3.14 hereto, (i) the Company and its Subsidiary are, and have continuously been, in compliance in all material respects with all federal, provincial, state and local laws, regulations and ordinances relating to environmental, health and safety matters (including, without limitation, those relating to toxic and hazardous waste and the discharge of matter into the air or water), and (ii) the Company and its Subsidiary have not caused or permitted any Contaminant to be placed, held, located, released, generated, treated, stored or disposed of except for Contaminants properly and legally stored or disposed of in compliance with the Argentine environmental laws and the Venezuelan environmental laws as necessary for the conduct of the Company's or its Subsidiary's business. No conditions or circumstances are known to the Sellers to exist or to have existed with respect to the Company, its subsidiary, any of its properties and assets or the conduct of their respective businesses, including, without limitation, the off-site disposal of Contaminants, that could give rise to any remedial action under, or impose any liability on the Company or its Subsidiary or any owner of the Company or its Subsidiary with respect to, current statutes, common laws, rules, regulations or orders regarding any environmental, health or safety matters. Neither the Company nor its Subsidiary nor any of the Sellers has received any notice or claim, and none of the Sellers is aware of any facts suggesting that the Company or its Subsidiary has been or may be liable to any person as a result of any Contaminant having been generated, treated, stored, discharged, emitted, released or transported by either of them. No conditions or circumstances are known by the Sellers to exist or to have existed, and no activities are known by the Sellers to be occurring or to have occurred, that are resulting or have resulted in the exposure of any person or property to a Contaminant such that the Company or its Subsidiary may in the future be liable to such persons or to the owners of such property for personal or other injuries or damages resulting from such exposure. The Company and its Subsidiary have obtained and currently possess all necessary permits and other approvals necessary to generate, transport, store, dispose of and otherwise handle Hazardous Materials as defined by Venezuelan and/or Argentine laws and to operate their respective properties, assets and businesses and have reported to the extent required by Venezuelan or Argentine, federal, state and local statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees all past and present sites owned, leased and/or operated by the Company and/its Subsidiary where any Hazardous Material has been generated, transported, released, created, stored or disposed of and has not used, stored or released any Hazardous Materials in excess of the amounts allowed by applicable environmental law.

     3.15. LITIGATION. Except as set forth in SCHEDULE 3.15:

     (a) There is no action, suit or proceeding pending or, to the knowledge of the Sellers, threatened against the Company or its Subsidiary claiming an amount in excess of $50,000 or any other relief which, if granted, would be adverse to the Company or its Subsidiary or their ability to conduct their respective businesses or that would prevent the consummation of the transactions contemplated by this Agreement provided, however, that Purchaser will bear all liabilities and afford all consequences of any employee claim for termination against the Company or its Subsidiary, directly or indirectly related to or in connection with the transaction referred hereunder.

     (b) Neither the Company nor its Subsidiary is charged with a violation of or, to the knowledge of the Sellers, threatened with a charge of a violation of, any provision of any law or regulation relating to any aspect of their respective businesses.


     3.16. INSURANCE. SCHEDULE 3.16 hereto sets forth a complete and correct list of all material insurance policies by which the Company and its Subsidiary or any of their respective properties or assets are covered against present losses, all of which are now in full force and effect in accordance with their own terms. The Sellers shall not cause these policies to be terminated. The insurance proceeds for all claims under all such policies are payable , without deduction to the Company or its Subsidiary.

     3.17. INTELLECTUAL OR INDUSTRIAL PROPERTY. To the knowledge of the Sellers, SCHEDULE 3.17 hereto contains a complete and correct description of (i) all trademarks, patents, patent applications, processes, formulas and trade secrets utilized in the Company's or its Subsidiary's operations, (ii) all material non-governmental licenses or sublicenses utilized by the Company or its Subsidiary in their respective operations and the conduct of their respective businesses and in the use and sale and in the promotion for use and sale of the services of the Company or its Subsidiary, and (iii) all other material covenants or agreements to which the Company or its Subsidiary is a party which relate in whole or in part to any of the foregoing items or to any other material proprietary rights, trade secrets, ideas, know-how, trademarks, service marks, trade names or copyrights utilized by the Company and its Subsidiary in their respective operations and the conduct of their respective business. To the knowledge of the Sellers, there is no basis for the assertion by any person of any claim against the Company or its Subsidiary with respect to the use by the Company or its Subsidiary of any intellectual (industrial) property of the character described in this Section
3.17. To the knowledge of the Sellers, neither the Company nor its Subsidiary is infringing or violating, and during the past five years neither the Company nor its Subsidiary has infringed or violated, any rights of any person with respect to any such intellectual (industrial) property and such intellectual (industrial) property is not subject to any order, injunction or agreement respecting its use.

     3.18. EMPLOYEES AND EMPLOYEE BENEFIT MATTERS. SCHEDULE 3.18 contains a full, complete and accurate list of all employees working for the Company, including their salary, rank or post held, seniority and date of employment.

     Except for those listed in SCHEDULE 3.18, there are no management or employment contracts or contracts for personal services between the Company or its Subsidiary and any officer, consultant, director, employee or any other person or entity.

     The Company and its Subsidiary have complied in all respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other charges and/or Taxes. The salaries, annual bonuses, accrued vacations and any other payments that may have been due respectively to the Company's and to the Subsidiary's personnel, whether past or present, pursuant to applicable labor legislation, have been punctually and correctly liquidated and paid to date, and at present there is no existing liability whatsoever in their respect except as (i) so disclosed by the Company or its Subsidiary herein or (ii) included on the existing litigation listed in Schedule 3.15. None of the Sellers are aware of any labor relations problems affecting or which may affect the Company or its Subsidiary. Except as listed on SCHEDULE 3.18, neither the Company nor its Subsidiary is a party to any collective bargaining agreement. The financial statements included in SCHEDULE 3.06 correctly reflect all of the liabilities of the Company and its Subsidiary, contingent or otherwise, for Labor Indemnities due to the employees and officers thereof pursuant to the Argentine Labor Law and Regulations, the Venezuelan Petroleum Industry Collective Labor Contract and/or any collective or individual labor contracts to which the Company or its Subsidiary may be a party. Except as otherwise provided for by the Argentine Labor Laws or the Venezuelan Petroleum Industry Collective Labor Contract no new, other, or additional liabilities of the same nature, which are in the aggregate material, contingent or otherwise, have been incurred by the Company or the Subsidiary since December 31, 1995. Neither the Company nor its Subsidiary is indebted to any of their respective employees, officers or directors for salaries, wages, commissions, fees, emoluments, gratuities or any other form of compensation or remuneration provided for under the Argentine and Venezuelan Labor Law and/or the Regulations to the Argentine Law or the Venezuelan Petroleum Industry Collective Labor Contract or remuneration for bonuses, night shift pay, overtime pay, holiday pay, legal profit sharing, industrial accident or sickness indemnities, travel expenses, per diem expenses, any benefits provided under the Petroleum Industry Collective Labor Contracts to which the Company or its Subsidiary is subject or in any other respect, except as recorded in the accounting books and records of the Company in accordance with Argentine generally accepted accounting principles. Except as set out in SCHEDULE 3.18, neither the Company nor its Subsidiary has any pension or other retirement plans or programs or any profit-sharing or other benefit plans for its employees or officers.
The Sellers warrant that, except as provided in SCHEDULE 3.18 the Company and its Subsidiary are not party to any kind of special arrangement with its employees or to any agreement of any nature whereby the company or its Subsidiary is bound to assume commitments other than those obligations established by Law or by the applicable Collective Labor Contracts. The books and records of the Company and its Subsidiary heretofore finished to or made available for inspection by the Purchaser include an accurate and complete description of all employee and personal injury claims made against the Company or its Subsidiary during the past ten years and the disposition of such claims.

SCHEDULE 3.18 attached hereto which forms an integral part hereof contains a complete list of all employees of the Subsidiary as of the date of this Agreement and of the termination indemnities then due and which may be due to each of them as of March 31, 1996 under the Organic Labor Law and Regulations and/or any collective or individual labor contract to which the Subsidiary may be a party. Said Schedule also contains a statement in respect to each of the employees included in said list of the anniversary date of such employees employment by the Subsidiary and of the entire amount of termination indemnities either credited on the books of the Subsidiary to the account of such employee or conveyed in trust to the trustee of the employee's trust as of March 31, 1996. In the event that such termination indemnities shall have been credited to the account of the employee on the Subsidiary's books, then such statement shall also contain the amount of interest therein which shall accrue as of the next succeeding anniversary date and the amount, if any, loaned by the Subsidiary to the employee or in respect to which the Subsidiary has issued a guarantee or undertaken liability as a survey for the benefit of the employee.

In the event that any of the employees of the Company is in default under any of the loan agreements entered into between any such employees (guaranteed by the Company) and Fundacion Perez Companc, and the latter requests the Company to pay any monies as guarantor of any such defaulting employee, then, upon payment of the said monies by the Company, Perez Companc hereby undertakes to cause Fundacion Perez Companc to assign to the Company all of its rights under any mortgage or note granted by such defaulting employee as a guarantee to Fundacion Perez Companc.

     3.19. PERMITS. SCHEDULE 3.19 contains a list of the material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities which are those under which the Company and its Subsidiary are currently operating their respective businesses.

     3.20. MINUTE BOOKS. The minutes of all Shareholders' Meetings and Board of Directors' Meetings of the Company and its Subsidiary are fully inscribed in the relevant Minute Books and are complete and accurate and properly reflect all corporate actions of the Company and the Subsidiary. All minutes or resolutions of the Company or the Subsidiary that in accordance with the laws and regulations of Argentina and Venezuela must be filed and/or registered in the Public Register of Commerce and the Commercial Registry, respectively, have in fact been filed and/or registered therein by the Company or the Subsidiary, as the case may be. The Minute Books of the Company and its Subsidiary have been made available, or will be made available prior to the Closing Date, to the Purchaser for review and constitute all of the Company's and its Subsidiary's Minute Books.

     3.21. BOOKS AND RECORDS. To the knowledge of the Sellers, personnel files, reports, accounting and tax records and all other records of every type and description that relate to the business of the Company and its Subsidiary have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with generally accepted principles and applicable laws and regulations in Argentina and Venezuela. Such books and records are located in the offices of the Company in Buenos Aires, Argentina, in Venezuela, and/or in the district offices, as applicable.

     3.22. BANK ACCOUNTS. SCHEDULE 3.22 hereto contains a list of all bank accounts maintained by the Company and its Subsidiary and the name of each person authorized to draw checks on such accounts.

     3.23. NO BROKERS. None of the Sellers has, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement that might be entitled to a fee or commission from the Purchaser or the Company upon the execution of this Agreement or the consummation of such transactions.

     3.24. POWERS OF ATTORNEY. Except for those listed in
SCHEDULE 3.24, there are no powers of attorney currently in force granting authorization to any party to act in the name and on behalf of the Company or its Subsidiary. None of the Company's or its Subsidiary's attorneys are entitled to claim from the Company or its Subsidiary any payment or fee whatsoever, save for those salaries payable to its employees and the fees described in
SCHEDULE 3.18. No party has any right to fees or payments by reason of exercising the powers of attorney granted, other than as set forth on SCHEDULE 3.24 and for legal fees to be paid to law firms in accordance with the terms of the agreements included in SCHEDULE 3.24. The revocation of all the powers of attorney that are listed shall not grant any of the attorneys the right to claim any amount whatsoever from the Company or its Subsidiary.

     3.25. LIABILITIES TO SELLERS. As of the Closing Date neither the Company nor its Subsidiary will have any agreement with or liability or obligation to the Sellers or to any Seller
Affiliate, except as provided in Section 5.04.

     3.26. CERTAIN PAYMENTS. To the knowledge of the Sellers, neither the Company, its Subsidiary nor any officer or employee thereof has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or its Subsidiary (i) to any government or agency thereof or to any agent of any supplier or customer any bribe, kickback or other similar payment or (ii) any contribution to any political party or candidate (other than from personal funds of officers or employees not reimbursed by the Company or its Subsidiary or as otherwise permitted by applicable law).

     3.27. INQUIRY WITH RESPECT TO REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this
Article III which are stated to be "to the best knowledge" or "to the knowledge" of the Sellers (or contain words of like import) are so stated based upon the Sellers having made, or having caused to be made on their behalf, reasonable inquiries with respect to the matters covered thereby.

     3.28. DISCLOSURE. There is no fact known to the Sellers which materially and adversely affects, or in the future may (so far as the Sellers can now reasonably foresee) materially and adversely affect the condition, properties, assets, liabilities, business, operations or prospects of the Company or its Subsidiary that has not been set forth herein or heretofore communicated to the Purchaser in writing.



                           ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants that:

     4.01. ORGANIZATION AND EXISTENCE. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.

     4.02. AUTHORITY AND APPROVAL. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by the Purchaser, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     4.03. NO VIOLATIONS. This Agreement and the execution and delivery hereof by the Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby, will not violate any provision of or constitute a default (without regard to any requirement of notice or the lapse of time or both) or require any consent under any instrument governing the organization, existence or good standing of the Purchaser or any law or regulation to which the Purchaser is subject, or any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which the Purchaser is a party or by which the Purchaser or any of its respective assets or properties is bound.

     4.04. PURCHASER FINANCIAL STATEMENTS. The Purchaser has heretofore delivered to the Agent its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as filed with the U.S. Securities and Exchange Commission. The audited consolidated financial statements of the Purchaser included in such report have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the periods covered thereby and fairly present the consolidated financial position of the Purchaser and its subsidiaries as of December 31, 1994 and 1995 and the consolidated results of their operations, changes in shareholders equity and cash flows for each of the fiscal years then ended. Since December 31, 1995, there has not been any material adverse change in the business, financial condition or results of operations of the Purchaser.

     4.05. LITIGATION. There are no actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of the Purchaser, threatened against the Purchaser or any of its properties, assets or businesses that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

     4.06. NO BROKERS. The Purchaser has not, directly or indirectly, employed any broker, finder or intermediary in connection with the transactions contemplated by this Agreement that might be entitled to a fee or commission from any of the Sellers upon execution of this Agreement or the consummation of such transactions.

     4.07. PURCHASER'S NOTE. The issuance by the Purchaser of Purchaser's Note as part of the Purchase Price has been duly authorized and approved by all requisite corporate action on the part of the Purchaser and, when issued at the Closing against receipt by the Purchaser of the Shares, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.



                            ARTICLE V

               ADDITIONAL AGREEMENTS AND COVENANTS


     5.01. COVENANTS OF THE SELLERS. The Sellers covenant and agree with the Purchaser as follows:

     (a) CERTAIN CHANGES. Except as may be expressly permitted by this Agreement or set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of the Purchaser, the Sellers will not permit the Company or its Subsidiary to:

     (i) make any material change in the conduct of their respective businesses or operations;

     (ii) except in the ordinary course of business, enter into, terminate or amend in any material respect any contract or agreement required to be disclosed pursuant to Section 3.09 or
Section 3.18;

     (iii) except as described in SCHEDULE 3.13 with respect to the disposition of the Company's interests in the Divestee Companies and for the declaration of the Dividend, declare, set aside or pay any dividends or make any distributions in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities, or sublease or assign any rights under any lease, contract or agreement required to be disclosed pursuant to Section 3.09;

     (iv) spin-off, merge into or with or consolidate with any other corporation or acquire the business or assets of any corporation, person or entity (or equivalent organizational and governance documents);

     (v) make any change in its articles of incorporation or bylaws (or equivalent organizational and governance documents);

     (vi) purchase any securities of any corporation, person or entity, except for short-term investments made in the ordinary course of business consistent with prior practices;

     (vii) increase or decrease the indebtedness of the Company or its Subsidiary other than in the ordinary course of business consistent with past practices; except for the dividends to be paid as a result of the disposition of the interest in the Divestee Companies;

     (viii) sell, lease or otherwise dispose of any of its assets or properties other than pursuant to existing contracts or commitments or as is otherwise customary in the ordinary course of business, except for the Divestee Companies;

     (ix) purchase, lease or otherwise acquire any property of any kind whatsoever other than in the ordinary course of business; or

     (x) commit itself to do any of the foregoing.

     (b) MAINTENANCE AND COMPLIANCE. Except as may be expressly permitted hereunder or as set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of the Purchaser, the Sellers will cause the Company and its Subsidiary to:

     (i) maintain their respective assets and properties in a state of condition and repair consistent with the state they had on the date of this Agreement;

     (ii) maintain insurance coverages for its assets, properties and business comparable to that in effect on the date of this Agreement;

     (iii) maintain their respective books, accounts and records in a manner consistent with past practices;

     (iv) maintain in full force and effect all of the governmental authorizations referred to in Section 3.19 and all rights with respect to the intellectual (industrial) property referred to in Section 3.17 as on the date of this Agreement;

     (v) comply with all laws, rules, regulations, ordinances and other legal requirements applicable to their respective assets, properties and business as on the date of this Agreement; and

     (vi) comply with and perform all of the contracts and agreements disclosed pursuant to Section 3.09 and all other contractual obligations relating to or affecting the assets, properties or business of the Company and its Subsidiary as on the date of this Agreement.

     (c) ACCESS. The Sellers have caused the Company and its Subsidiary to afford to the Purchaser and its authorized representatives, at the Purchaser's sole expense, risk and cost and upon reasonable notice, reasonable access from the date of execution of the Letter of Intent until the Closing Date, during normal business hours, to the Company's and its Subsidiary's personnel, properties, books and records and will cause the Company and its Subsidiary to furnish to the Purchaser such available additional financial and available operating data and other available information as it may reasonably request, to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of the Company and its Subsidiary. The Sellers expressly acknowledge and agree that such access by the Purchaser and its representatives shall include the right to perform a soil and ground water analysis of the Company's and its Subsidiary's business facilities and to conduct such other environmental investigations of the Company's and its Subsidiary's facilities as the Purchaser shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Contaminants. In connection with any environmental investigations, the Sellers will cause the Company and its Subsidiary to provide to or make available for inspection by the Purchaser and its representatives
(i) all records relating to the disposal of waste materials generated at the Company's and its Subsidiary's facilities; (ii) all environmental permits and all records relating to compliance with such permits; (iii) all records of spills or other releases;
(iv) all records related to employee exposure to workplace chemicals or Contaminants; (v) all environmental audits or assessments; (vi) all insurance records relating to coverage for environmental incidents affecting the Company's and its Subsidiary's facilities; (vii) all inventories of Contaminants or other hazardous substances and reports of any emissions thereof;
(viii) all correspondence related to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the Company and its Subsidiary or of the Company's and its Subsidiary's operations relating to environmental conditions.

     (d) DISPOSAL OF INTERESTS. Sellers will cause the Company to dispose of all of its investments in the Divestee Companies as described in SCHEDULE 3.13 hereto prior to the Closing and such disposition will not result in any adverse tax consequence to the Company or its Subsidiary.

     (e) BEST EFFORTS. The Sellers will use their Best Efforts to obtain the satisfaction of the conditions to Closing set forth in
Section 6.01 hereof

     (f) NO NEGOTIATIONS. The Sellers shall not, and shall not permit the Company or its Subsidiary to, solicit from any corporation, business or person any proposals or offers, or enter into any negotiations, relating to the disposition of all or substantially all the Company's or its Subsidiary's assets or business, or the acquisition of the Shares, or the spin-off, merger or consolidation of the Company or its Subsidiary with any person, corporation or other entity.

     (g) CONFIDENTIALITY. After the Closing Date, the Sellers shall not, and shall not permit any Seller Affiliate to, directly or indirectly, use or provide to any other person any non public information concerning the business or operations (financial or other) of the Company or its Subsidiary except (i) in compliance with information requirements to companies listed in a stock exchange or by securities laws; or (ii) as on the advice of counsel is required in governmental filings or judicial, administrative or arbitration proceedings.

     (h) BANK ACCOUNTS. The Sellers shall, if requested by the Purchaser, as of the Closing Date, cause the Company to cancel the authority of any person or persons who are listed in SCHEDULE
3.22 hereto to draw checks on any of the bank accounts maintained by the Company and its Subsidiary and shall provide to the Purchaser evidence of said cancellation.

     (i) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, the Sellers shall obtain the approval of the Purchaser before issuing, or permitting any of the Sellers' directors, officers, employees or agents or any Seller Affiliate to issue, any press release with respect to this Agreement or the transactions contemplated hereby provided, however, that in no event shall any notice include the names of the physical persons included among the Sellers.

     (j) NOTIFICATION. Pending the Closing, the Seller shall promptly notify the Purchaser in writing and keep it advised as to (i) any litigation or administrative proceeding pending and known to them or, to their knowledge, threatened against them which challenges materially the transactions contemplated hereby;
(ii) any material damage to or destruction of any of the material assets or properties of the Company or its Subsidiary; (iii) any material adverse change in the business, prospects or results of operation of the Company or its Subsidiary; and (iv) any material variance from the representations and warranties contained in
Article III hereof or any failure or inability on the part of any of the Sellers to comply with the Sellers' agreements and covenants contained in this Agreement in any material respect.

     5.02. COVENANTS OF THE PURCHASER. The Purchaser covenants and agrees with the Sellers as follows:

     (a) BEST EFFORTS. The Purchaser will use its Best Efforts to obtain the satisfaction of the conditions to Closing set forth in
Section 6.02.

     (b) PUBLIC ANNOUNCEMENTS. Subject to applicable securities law or stock exchange requirements, at all times until the Closing Date, the Purchaser shall obtain the approval of the Sellers before issuing, or permitting any of the Purchaser's officers, employees, agents or affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby provided, however, that in no event shall any notice will include the names of the physical persons included among the Sellers .

     (c) CONFIDENTIAL INFORMATION. In the event that this Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by the Purchaser regarding the business and assets of the Company or its Subsidiary shall be strictly maintained by the Purchaser and its representatives in accordance with the Confidentiality clause in Section 8 of the Letter of Intent of March 18, 1996.

     (d) NOTIFICATION. The Purchaser shall promptly notify the Sellers in writing and keep them advised as to (i) any litigation or administrative proceeding pending and known to it or, to its knowledge, threatened against the Purchaser which challenges the transactions contemplated hereby; and (ii) any material variance from the representations and warranties contained in Article IV hereof or any failure or inability on the part of the Purchaser to comply with any of its agreements and covenants contained in this Agreement.

(e) PAYMENT OF DIVIDEND. The Purchaser shall cause the Company to pay the Dividend to the Agent on April 30, 1996.

     5.03.  FIRST NATIONAL BANK OF BOSTON FACILITY.  The
Purchaser acknowledges and agrees that the Company and its Subsidiary have obtained credit facilities from the First
National Bank of Boston and that such credit facilities require that Perez Companc S.A. shall continue holding at least 50% of outstanding voting shares of or otherwise maintain control of the Company.

     5.04. At present, Company is indebted to International Finance Corporation ("IFC"); such indebtedness guaranteed by Petroquimica Cuyo's shares, which is one of the Divestee Companies. Since these shares will be transferred by the Company, Perez Companc will substitute Company as debtor to IFC, and Company will be indebted to Perez Companc in U.S. $1,687,584 (One Million Six Hundred and Eighty Seven Thousand U.S. Dollars) in the same terms as it was indebted to IFC.

                           ARTICLE VI

                      CONDITIONS TO CLOSING

     6.01. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by the Purchaser:

     (a) COMPLIANCE. The Sellers shall have complied with their covenants and agreements contained herein, and the representations and warranties of the Sellers contained in
Article III hereof shall be true on and as of the Closing Date in all material respects.

     (b) OFFICERS' CERTIFICATE. The Purchaser shall have received a certificate, dated the Closing Date, executed by an executive officer of the Agent, certifying as to the matters specified in
Section 6.01(a) hereof.

     (c) LEGAL OPINIONS. The Purchaser shall have received from
Estudio Bruzzon & Asociados, Argentine counsel to the Sellers, opinions dated the Closing Date, to the effect that:

     (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Argentina; and has the corporate power and authority to own its respective properties and assets and to carry on their respective business as now being conducted. The Company is duly licensed or qualified to do business as a corporation and is in good standing in the Argentine Federal District and the Provinces of Santa Cruz, Chubut, Rio Negro, Neuquen, La Pampa and Mendoza.

     (ii) Each of the Sellers has the power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; all acts and other proceedings required to be taken by or on the part of each of the Sellers to execute and deliver this Agreement and to consummate the transactions contemplated hereby have been duly and validly taken; and this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, each of the Sellers, enforceable against them in accordance with its terms.

     (iii) The authorized capital stock of the Company consists solely of 13,051,613 shares of capital stock, all of which are validly issued and outstanding, fully paid and nonassessable, none of which either (i) was issued in violation of the preemptive rights of any stockholder or (ii) is subject to any Seller claim therefor. and all of which are being duly transferred to Purchaser by Sellers, free and clear of any advanced capital contributions in exchange for future issuance of shares, outstanding options, liens, pledges, security interests, charges or encumbrances; and there are no outstanding options, warrants or calls of any kind relating to any capital stock of the Company.

     (iv) To the best of such counsel's knowledge (based on the standard of inquiry set forth in Section 3.27 hereof), there are no material actions, suits or proceedings pending against or affecting the Company or its Subsidiary other than as disclosed pursuant to Section 3.15.

     (v) The execution and delivery by each of the Sellers of this Agreement do not and the consummation of the transactions contemplated hereby will not violate any provision of or constitute a default (without regard to any requirement of notice or lapse of time or both) under (A) the articles of incorporation or bylaws of the Company or its Subsidiary or equivalent organization and governance documents or (B) any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree known to such counsel, to which any Seller or the Company is a party or by which any of them or any of their respective assets or properties are bound.

     (vi) The Alliance Agreements have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, Perez Companc S.A. and Astra C.A.P.S.A., respectively, enforceable against each of them in accordance with their respective terms.

     In addition, the Purchaser shall have received from  Clyde &
Co., Venezuelan counsel to the Subsidiary, opinions dated the Closing Date, to the effect that:

     (i) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Venezuela and has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted. The Subsidiary is duly licensed or qualified to do business as a corporation and is in good standing in the Venezuelan States of Anzoategui, Zulia and Monagas.

     (ii) The authorized capital stock of the Subsidiary consists solely of 877,800 shares of capital stock, all of which are validly issued and outstanding, fully paid and nonassessable and owned of record and beneficially by the Company, free and clear of any liens, pledges, security interests, charges or encumbrances, and there are no outstanding options, warrants or calls of any kind relating to any capital stock of the Subsidiary.

     (iii) To the best of such counsel's knowledge (based on the standard of inquiry set forth in Section 3.27 hereof), there are no material actions, suits or proceedings pending against or affecting the Subsidiary other than as disclosed pursuant to
Section 3.15.

     (iv) The execution and delivery by each of the Sellers of this Agreement do not and the consummation of the transactions contemplated hereby will not violate any provision of or constitute a default (without regard to any requirement of notice or lapse of time or both) under (A) the articles of incorporation or bylaws of the Subsidiary or equivalent organization and governance documents or (B) any provision of any material indenture, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgement or decree known to such counsel, to which the Subsidiary is a party or by which it or any of its assets or properties are bound.

     (d) NO INJUNCTION, ETC. No action of any private party or governmental agency shall have been taken and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any federal or state governmental authority which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     (e) MATERIAL ADVERSE CHANGES. The Purchaser shall not have discovered any event, occurrence or condition at or affecting the business, financial position or properties of the Company or its Subsidiary, whether or not previously known to the Sellers and whether or not subject to indemnification hereunder, which has resulted or may reasonably be expected to result in a reduction in the combined net worth of the Company and its Subsidiary as reflected on the December 31 Balance Sheets (after giving effect to the disposition of the Company's interests in the Divestee Companies as described in SCHEDULE 3.13) by more than 5%.

     (f) RESIGNATIONS. There shall have been delivered to the Purchaser (i) the resignation, effective no later than the Closing Date, of each director of the Company and of its Subsidiary to their offices as Board Members and the waiver by each director of their rights to any fees to which they may be entitled only by reason of their resignations to such offices without affecting their rights to any payment accrued up to such date consistent with past practices and the Purchaser will, simultaneously upon Closing and with effect as from such moment, cause the Company and its Subsidiary to accept such resignation, and release all such directors from any liability and resign any right to any claim therefor, (ii) the resignation, effective no later than the Closing Date, of each Seller who is an employee or former employee of the Company and/or of its Subsidiary and the waiver by each of them to their rights to any salaries, retirements, or any other consideration to which they may be entitled by reason of their labor relationship with the Company or its Subsidiary except for the rights to any payment accrued up to such date consistent with past practices. Sellers undertake to hold the Purchaser harmless from any claims by any Seller who is an employee based upon the labor relationship with the Company and/or its Subsidiary and (iii) the resignation, effective no later than the Closing Date, of each syndic of the Company to their offices and the waiver by each syndic of their rights to any fees to which they may be entitled only by reason of their resignations to such offices without affecting their rights to any payment accrued up to such date consistent with past practices and the Purchaser will, simultaneously upon Closing and with effect as from such moment, cause the Company to accept such resignation, and release all such syndics from any liability and resign any right to any claim therefor.

     (g) ALLIANCE AGREEMENTS.  Perez Companc S.A. and Astra
C.A.P.S.A. shall have executed and delivered Alliance Agreements having the terms and being in the forms of Exhibits B and C hereto, respectively.

     (h) GOVERNMENTAL CONSENT(S). All required governmental consents shall have been obtained and/or all waiting periods shall have expired or been terminated.

     (i) REPAYMENT OF ADVANCES.  Except as provided in 5.04, the
Company and/or its Subsidiary shall have repaid all advances and loans made to them by any Seller or any Seller Affiliate.

     6.02. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by the Sellers.

     (a) COMPLIANCE. The Purchaser shall have complied with each of its covenants and agreements contained herein, and each of its representations and warranties contained in Article IV hereof shall be true on and as of the Closing Date in all material respects.

     (b) OFFICER'S CERTIFICATE. The Sellers shall have received a certificate dated the Closing Date from the President of the Purchaser, certifying as to the matters specified in Section
6.02(a) hereof

     (c) LEGAL OPINIONS. The Sellers shall have received from Messrs. Baker & Botts, LLP, counsel to the Purchaser, an opinion dated the Closing Date to the effect of the matters set forth in Sections 4.01, 4.02, 4.05 and 4.07, and Messrs. Brons & Salas, Argentine counsel to the Purchaser, an opinion dated the Closing Date to the effect of the matter set forth in the last sentence of Section 4.01.

     (d) NO INJUNCTION, ETC. No action of any private party or governmental agency shall have been taken and no statute, rule, regulation or executive order shall have been promulgated or enacted by any federal or state governmental authority which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     (e) ALLIANCE AGREEMENTS. The Alliance Agreements having the terms and being in the forms of Exhibits B and C hereto shall have been executed and delivered by the Purchaser with Perez
Companc S.A. and Astra C.A.P.S.A, respectively.

     (f) GOVERNMENTAL CONSENT(S). All required governmental consents shall have been obtained and/or all waiting periods shall have expired or been terminated.

     6.03. ACTS TO BE PERFORMED AT CLOSING. The acts to be performed at Closing shall be carried out simultaneously.

     (a) Sellers shall deliver to Purchaser letters addressed to the Company and signed by Sellers notifying the transfer of the Shares to Pride International, Ltd., a British Virgin Islands corporation and wholly owned subsidiary of the Purchaser, in a form acceptable to counsel for Purchaser. Pride International, Ltd. hereby jointly and severally guarantees all obligations assumed by Purchaser hereunder.

     (b) Sellers shall deliver to Pride International, Ltd., the stock certificates representing the Shares.

     (c) Purchaser shall deliver to the Agent Seventy Seven Million Four Hundred Thousand Dollars (U.S. $77,400,000) by making a wire transfer of said amount to the Agent's Account No 36968355 with CITIBANK New York, located at 111 Wall Street, 21st floor, New York, 10043, USA.

     (d) Purchaser shall issue and deliver to the Agent its Purchaser's Note in the original principal amount of Thirty
Million Dollars (US$ 30,000,000) payable in installments and being in the form of Exhibit A hereto.

     (e) Sellers, the Agent and Purchaser shall execute and deliver appropriate cross-receipts for the items described in subparagraphs (a) through (d) of this Section 6.03.

                           ARTICLE VII

                           TERMINATION

     7.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

     (a) by the mutual written agreement of the Sellers and the Purchaser;

     (b) by either the Sellers or the Purchaser by written notice thereof to the other if the purchase and sale of the Shares contemplated hereby shall not have been consummated by May 31, 1996; or

     (c) by either the Sellers or the Purchaser if the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby; PROVIDED, HOWEVER, that a party shall not be allowed to exercise any right of termination pursuant to this Section 7.01 if the event giving rise to such right shall be due to the breach by such party in any material respect of its representations and warranties herein or the negligent or willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

     7.02. EFFECT OF TERMINATION. The following provisions shall apply in the event of a termination of this Agreement:

     (a) If this Agreement is terminated by the Sellers or the Purchaser as permitted under Section 7.01 hereof and not as the result of the breach by such party in any material respect of its representations and warranties herein or the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability of any party to this Agreement or any shareholder, director, officer, employee, agent or representative of such party.

     (b) If the conditions precedent referred in Section 6.01 have been met, then if Purchaser does not complete the acquisition for its own causes, it shall pay Sellers the amount of US$ 2,000,000 plus their actual out-of-pocket fees and expenses related to this transaction.

     (c) If the conditions precedent referred in Section 6.02 have been met, then if Sellers do not complete the acquisition for its own causes, they shall pay Purchaser the amount of US$1,000,000 plus their actual out-of-pocket fees and expenses related to this transaction.

     (d) The Sellers and the Purchaser hereby agree that the provisions of Section 5.02(c), Article X and Sections 11.01 and
11.03 (b) hereof shall survive any termination of this Agreement. Nothing in this Section 7.02 shall be deemed in any way to limit the right of any party hereto to specific performance or such other injunctive or equitable relief to which such party may be entitled.

                          ARTICLE VIII

           EXTENT AND SURVIVAL OF REPRESENTATIONS AND
                   WARRANTIES; INDEMNIFICATION

     8.01. SCOPE OF REPRESENTATIONS OF THE SELLERS. Except as and to the extent expressly set forth in Article III hereof, the Sellers make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to the Purchaser (including, but not limited to, any opinion, information or advice which may have been provided to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of any of the Sellers or the Company, the Sellers' counsel or any other agent, consultant or representative).

     8.02. INDEMNIFICATION OF THE PURCHASER. The Sellers, jointly and severally, agree to defend and indemnify the Purchaser against, and hold the Purchaser harmless from any Purchaser Indemnified Loss, without including any additional damage or increase in any existing damages after the Closing Date due to Purchaser's acts or omissions.

     8.03. INDEMNIFICATION OF THE SELLERS. The Purchaser agrees to indemnify the Sellers against, and hold the Sellers harmless from, any Seller Indemnified Loss, without including any additional damage or increase in any existing damages after the Closing Date due to any of Seller's acts or omissions.

     8.04. INDEMNIFICATION PROCEDURES.

     (a) The Purchaser or any affected subsidiary of the Purchaser will give the Sellers reasonable written notice of any Purchaser Indemnified Loss and the Sellers or the Agent will likewise give the Purchaser reasonable written notice of any Seller Indemnified Loss; provided that the failure to give notice of a matter that may give rise to an indemnification claim shall not affect the rights of any party to such indemnification, except to the extent such failure materially prejudices the ability of the indemnifying party to defend against such claim.

     (b) The indemnifying party or parties shall be entitled to undertake the defense, compromise and/or settlement of any claim subject to indemnification pursuant to Sections 8.02 or 8.03. If within a reasonable time after notice of any such claim, such indemnifying party or parties fail to defend, then the party or parties entitled to such indemnification shall (upon further notice to the indemnifying party or parties) have the right, at the indemnifying parties' expense (including reasonable attorney' s fees), to undertake the defense, compromise or settlement of such claim at any time prior to settlement, compromise and/or final determination thereof.

     (c) In all these cases, the party entitled to such indemnification shall fully cooperate with the indemnifying party in providing any reasonable information or evidence necessary for the indemnifying party to conduct or defend any claim subject to indemnification.

     8.05 REMEDIES CUMULATIVE: OTHER REMEDIES. The remedies provided for herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies, including, without limitation, the remedies of specific performance and injunction.

                           ARTICLE IX

                SELLERS' COVENANTS NOT TO COMPETE

     Except as otherwise consented to or approved in writing by the Purchaser, none of the Sellers nor any Seller Affiliate will at any time for a period of seven years following the Closing Date, directly or indirectly, acting alone or as a member of a partnership or as a holder of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation or other business entity, engage in any business in competition with the same type of equipment and in the same services conducted by the Company or its Subsidiary at the date hereof. Should Purchaser be in default of its payment obligations under the Note or in the event of any material default by Purchaser under the Service Alliance Agreement and upon notice from the Sellers, such failure to comply continues uncorrected for thirty days, then this no competition covenant shall be automatically terminated.


                            ARTICLE X

                            EXPENSES

     Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers (and not by the Company) or the Purchaser, as the case may be, depending upon which party incurred such costs and expenses.

                           ARTICLE XI


                     NOTICES; MISCELLANEOUS


     11.01. NOTICES. All notices and other communications given hereunder shall be in writing and shall be deemed given if delivered personally or by any certifiable means, to the parties at the following addresses:

     (A)  If to the Sellers, to:

     the Agent at:
     Maipu 1
     (1599) Buenos Aires
     Argentina
          Att.:  Legal Department

     (B) If to the Purchaser, to:

     Pride Petroleum Services, Inc.
     Att: Legal Department
     1500 City West Boulevard, Suite 400
     Houston, TX 778042

     with a copy to:

     Pride Petrotech S.A.M.P.I.C.
     Attt: President
     Suipacha 268 Piso 13
     1355 - Buenos Aires - Argentina

     11.02. BOOKS AND RECORDS. The Sellers agree that they will deliver or cause to be delivered to the Purchaser on the Closing Date all corporate minute books and stock transfer records of the Company and the Subsidiary to the extent that such books and records are not then in the possession of the Company.

     11.03. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. NO WAIVERS. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, warranty, promise, inducement or statement or intention not so set forth. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by all parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right later to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, representation or warranty contained in this Agreement or in any written statements, certificates or other such documents to be delivered pursuant hereto or in connection with the transactions contemplated hereby, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as (i) a further or continuing waiver of any such condition or breach, (ii) a waiver of any other condition or breach, or (iii) a breach of any other term, provision, representation or warranty.

     (b) DISPUTE RESOLUTION. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by the United States District Court in the City of New York, U.S.A. The governing law of this Agreement shall be the law of the Republic of Argentina.

     (c) HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein", "hereby" and "hereof' refer to this Agreement as a whole.

     (d) ASSIGNMENTS AND THIRD PARTIES. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party, except that Purchaser may at any time assign its rights but not its obligations, to Pride International, Ltd. or another wholly owned subsidiary of Purchaser, including the Company. No such assignment shall release the Purchaser of any of its obligations under this Agreement. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall entitle any person other than the Sellers, the Purchaser or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

     (e) SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

     (f) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

     (g) FURTHER ASSURANCES. The Sellers and the Purchaser each agree to deliver or cause to be delivered to the other on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

     (h) PRESERVATION OF BOOKS AND RECORDS. For the appropriate period under Argentina law after the Closing Date, the Purchaser shall (i) preserve and retain the corporate, accounting, legal, auditing and other books and records of the Company and its Subsidiary that relate to the conduct of their respective businesses and operations prior to the Closing Date (including, but not limited to, any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Company prior to the Closing Date) and (ii) make such books and records available at the then current administrative headquarters of the Company to the Sellers and their officers, employees and agents upon reasonable notice and at reasonable times, it being understood that the Sellers shall be entitled to make and retain copies of any such books and records as they shall deem necessary. The Purchaser agrees to permit representatives of the Sellers to meet with employees of the Purchaser, the Company and its Subsidiary on a mutually convenient basis in order to enable the Sellers to obtain additional information and explanations of any materials provided pursuant to this Section 11.03(h).

     (i) SELLER'S AGENT. The Agent is hereby appointed by each of the other Sellers as the collective attorney-in-fact of all of the Sellers, with full power and authority in the names of and for and on behalf of all of the Sellers, to (i) receive from the Purchaser the Purchase Price for the Shares, (ii) act as Payee under the Purchaser's Note and allocate among the respective Sellers payments and credits of principal and interest under the Purchaser's Note, (iii) amend or waive any provision of this Agreement pursuant to provisions of Article VII, (iv) deliver share certificates, certificates, confirmations, receipts and other documents required or contemplated by this Agreement or terminate this Agreement to be delivered by or on behalf of the Sellers at Closing, (v) resolve any dispute with Purchaser over any aspect of this Agreement, (vi) do all other things and take all other action under or related to this Agreement (including to receive the Dividend and allocate the same among the Sellers) and/or the Purchaser's Note which, in its discretion, the Agent may consider necessary or proper to consummate the transactions provided for herein, (vii) serve and receive notices regarding any dispute arising from this Agreement, initiate legal actions and appoint attorneys for such purpose with ample powers to represent Sellers in Court or out-of-Court and (viii) enter into any agreement to effectuate any of the foregoing, any and all of which actions by the Agent shall have the effect of binding each of the Sellers as if each of the Sellers had personally taken such actions; PROVIDED, however, that all actions taken or decisions made by the Agent on behalf of the Seller shall be taken or made in a manner which affects all of the Sellers ratably and equitably in accordance with their relative percentage ownership of the Shares. This appointment and power of attorney shall be deemed to be coupled with an interest and the authority conferred on the Agent by this Section 11.03 (i) shall be irrevocable in accordance with Section 1977 of Argentine Civil Code for the term of ten years and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any other Seller or the occurrence of any other event or events, and the Agent may not terminate this power of attorney with respect to any other Seller such other Seller's successors or assigns without the written consent of the Purchaser. Each of the other Sellers agrees to hold the Agent harmless from any and all loss, damage or liability or expense (including legal fees) which such other Seller may sustain as a result of any action taken in good faith by the Agent.

(j) TRANSFER OF PERMITS. DATA TRANSMISSION AGREEMENT. Sellers undertake to carry out any action and/or execute any documents that may be reasonably required in order to transfer to the Company or to the Subsidiary, as the case may be, any licenses, permits, consents, approvals, authorizations, qualifications and/or orders of governmental authorities which are currently used by the Company or by the Subsidiary in carrying out their respective business which are not in their respective names, including but not being limited to the license/s of the "Comision Nacional de Telecomunicaciones" necessary for the Company to operate the VHF equipments currently used by the same.

In addition, Perez Companc S.A. hereby undertakes to make reasonable efforts to obtain that the data transmission and reception agreement dated July 8, 1996 currently in force between IMPSAT S.A. and the Company be maintained with the same tariffs applicable to those companies related to the Perez Companc group.

(k) LAWSUIT AGAINST TRANSPORTES LOPEZ HNOS. S.A. Perez Companc S.A. is currently engaged in a lawsuit against Transportes Lopez Hnos. S.A. to recover the amount of $471,615.74 paid by the Company in the lawsuit "Fratti, Mario c/ Compania Naviera Perez Companc S.A. y otros s/Ordinario". Perez Companc S.A. hereby undertakes to assign to the Company all of the rights against Transportes Lopez Hnos. S.A. related with this issue within a three (3) day term.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


               PURCHASER:

                              PRIDE PETROLEUM SERVICES, INC.


                              By:  RAY H. TOLSON
                                 ------------------
                              Name:Ray H. Tolson
                              Position: President

                         SELLERS:


PEREZ COMPANC S.A.                      ASTRA C.A.P.S.A.


- ------------------                      ----------------
Name:                                   Name:
Position:                               Position:



- ------------------                      ----------------
PEDRO L. QUERIO                         RAUL FASCIOLO



- ------------------                      ----------------
JUAN CARLOS BRUZZON                ALFREDO JUAN LUIS DAVEREDE

In our respective capacities as spouses of Messrs. Pedro L. Querio, Raul Fasciolo, Juan Carlos Bruzzon and Alfredo Juan Luis Daverede, and within the scope set forth by Section 1277 of Argentine Civil Code, we render our consent in respect of the terms of this Agreement.




- ------------------                     ---------------------
Estela Magdalena                       Raquel Myriam Del Rio
Noceti de Querio                       Fasciolo



- -------------------------              -----------------------
Vicenta Viccar de Bruzzon              Elisabeth Maria Soneyra

                                                       APPENDIX A

                           DEFINITIONS


Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement:

AGENT: Perez Companc S.A., acting on its own behalf and as agent and attorney-in-fact for the other Sellers.

ALLIANCE AGREEMENTS: The agreements to be executed and delivered at the Closing having the terms and being in the forms of Exhibits B and C to this Agreement.

BEST EFFORTS: A party's best efforts in accordance with reasonable commercial practices and without incurring of unreasonable expense.

CLOSING: The closing of the transactions contemplated by this Agreement.

CLOSING DATE: April 30, 1996 or such other date as agreed by the parties.

CONTAMINANT: Any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum-based substance or waste, product or by-product or any constituent of any said substance, waste or product, whether solid, liquid or gaseous in form.

DECEMBER 31 BALANCE SHEETS: The unaudited balance sheets of the Company and of the Subsidiary (or either of them as the context indicates) as of December 31, 1995 included in the financial statements referred to in Section 3.06 of this Agreement.

DIVESTEE COMPANIES: Pakingplast S.A., an Argentine corporation; Jojoba, an Argentine corporation; and Petroquimica Cuyo S.A.I.C, an Argentine corporation, the interest of the Company in each of which shall b disposed of prior to the Closing as described in
SCHEDULE 3.13 to this Agreement.

LABOR INDEMNITIES: All of the amounts, vested or contingent, accrued or due and payable and unpaid, which may be owed by the Company or its Subsidiary to any employee or officer for termination indemnities, matured and fractional vacation pay, legal profit-sharing, and any other monetary benefits pursuant to the Argentine Labor Law and Regulations, the Venezuelan Petroleum Industry Collective Labor Contract and/or any collective or individual labor contracts to which the Company or its Subsidiary may be a party, and all contingent liabilities for this purpose shall be deemed to be equal to one hundred percent (100%) of the liability.

PERMITTED ENCUMBRANCES: (i) The claims, liens, security interest, charges, leases, encumbrances, licenses and sublicenses specifically set forth on SCHEDULE 3.10 hereto, (ii) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (iii) such imperfections of title, easements, pledges, charges, and encumbrances, if any, as are inconsequential in amount and do not materially detract from the value or interfere with the present use of any Rigs or property of the Company or its Subsidiary or otherwise materially impair or interfere with the business of the Company and (iv) the credit facility with First National Bank of Boston described in
Section 5.03.

PURCHASE PRICE: The purchase price for the Shares, which shall be U.S. $107,400,000 of which U.S. $77,400,000 is payable in cash at the Closing and the balance is payable in accordance with the terms of the Purchaser's Note.

PURCHASER INDEMNIFIED LOSS: Any loss, damage or expense
(including reasonable attorney's fees):

(i) in excess of the Threshold Amount and up to an aggregate amount of U.S. $1,500,000 (One Million Five Hundred Thousand U.S. Dollars) resulting from any inadvertent or unwillful inaccuracies in or breach of the covenants, representations and warranties set forth in Sections 3.01, 3.02, 3.03 exclusive of the third and fourth sentences of Section 3.03 (a), 3.04, 3.05, 3.06, 3.07, 3.09, 3.11, 3.12, , 3.16, 3.17, 3.19, 3.20, 3.21,
3.22, 3.23, 3.24, 3.25, 3.26, 3.27, and 3.28, if a bona fide claim for indemnification on any such representations is made within the following periods counted as from the Closing Date:

     (a) one year for those representations contained in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.09, 3.11, 3.12, 3.16,
     (except for environmental insurance which is ruled as set forth in Section 3.14), 3.17, 3.19, 3.20, 3.21, 3.22, 3.23,
     3.24, 3.25, 3.26, 3.27, and 3.28;

     (b) six months for those contained in Section 3.07;

PROVIDED HOWEVER, that no such amount will be indemnified while there is no excess in the Threshold Amount; and/or,

(ii) not subject to an aggregate limit and without deduction of the Threshold Amount resulting from any inadvertent or unwillful inaccuracy in or breach of any of the representations and warranties set forth in the third and fourth sentences of Section
3.03 (a) and Sections 3.08, 3.10, 3.13, 3.15 and 3.18, if a bona fide claim for indemnification on any such representations is made within the following periods counted as from the Closing
Date:

     (a) two years for those representations contained in Section
     3.10 regarding title to real estate;

     (b) the relevant period of the statute of limitations for those representations contained in the third and fourth sentences of Section 3.03 (a) and Sections 3.08, 3.10 regarding title to Rigs and other assets (except real estate), 3.13, 3.15 and 3.18, and/or;

(iii) without deduction of the Threshold Amount and up to a limit of Three Million U.S. Dollars (U.S. $3,000,000) resulting from any uninsured environmental risk or in excess of any environmental insurance proceeds received by the Company, if a bona fide claim for indemnification on the representations contained in Section 3.14 is made within three years counted as from the Closing Date, and or;

(iv) not subject to an aggregate limit and without deduction of the Threshold Amount resulting from (A) failure of the Sellers to comply with their respective covenant not to compete assumed in Section IX herein, and (B) any willful inaccuracy or breach of any of the covenants, representations and warranties of the Sellers contained in Article III hereof, which, at the time of Closing or prior to the Closing, was known by any of the Sellers and/or by any individual being at least a district manager of the Company or the Subsidiary (or with a similar or superior position) and was willfully not revealed to or was concealed from the Purchaser, if a bona fide claim for indemnification on any such representations is made within the relevant period of the statute of limitations counted as from the Closing Date.

PURCHASER'S NOTE: The installment promissory note of the Purchaser in the original principal amount of U.S.$30,000,000 having the terms and being in the form of the promissory note attached as Exhibit A to this Agreement.

RIGS: All the drilling and workover rigs owned, leased, or used by the Company and its Subsidiary which are actively marketed and in good working order.

SELLER AFFILIATE: Any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with any Seller; PROVIDED, HOWEVER, that the term "Seller Affiliate" shall not refer to the Company or its Subsidiary.

SELLER INDEMNIFIED LOSS: Any loss, damage or expense (including reasonable attorneys' fees) sustained by any of the Sellers arising out of or resulting from (i) any inaccuracy in or breach of any of the representations or warranties made by the Purchaser in this Agreement; or (ii) claims made on any cause occurring based upon on arising out of the conduct by the Company and its Subsidiary of their respective business on and after the Closing Date.

TAXES: All taxes, "tasas", withholdings, social security charges, contributions, compulsory savings and customs duties, however denominated, including any assessments, penalties, fines, interest, surcharges, adjustment for inflation or updating, that may become payable in respect thereof, imposed by any federal, provincial, or municipal government or any agency or political subdivision of any such government (hereinafter collectively, "Government Agencies"), which are levied or are based on, without limiting the generality of the foregoing, all income, payroll and employees' salary and/or withholding, unemployment insurance, social security contributions, compulsory savings and other similar contributions, purchases, sale and use, excise, business activities (including any franchise), gross receipts, occupation, real and personal property, stamp, transfer, license, net worth, workers' compensation, customs duties, advertising, weights and measure, health and hygiene, and shall include payments due to or imposed by any of the Government Agencies.

THRESHOLD AMOUNT: An amount equal to 5% of the Company's net worth, after disposal of the Divestee Companies.

                                                        EXHIBIT A






                         PROMISSORY NOTE



U.S. $30,000,000
                                                   April 30, 1996



FOR VALUE RECEIVED, PRIDE PETROLEUM SERVICES, INC., a Louisiana corporation ("Maker") promises to pay to PEREZ COMPANC S.A., an Argentine corporation acting in its own behalf and as agent for the other Sellers (in such capacity, "Payee"), the principal sum of Thirty Million Dollars (US$30,000,000) in lawful money of the United States of America.

1.   DEFINITIONS


"Business Day" shall mean each day when the Maker, the Payee and CITIBANK New York, are open for business.

"Clawback Account" means, as of any determination date, the amount by which the aggregate of all prior Excess Billings exceeds the aggregate amount of all prior Clawback Payments.

"Clawback Payment" shall mean, as to any principal installment date, an amount equal to the lesser of (i) the amount by which $1,000,000 exceeds 30% of Monthly Billings for the month ending and (ii) the positive balance, if any, in the Clawback Account.

"Events of Default" shall mean (a) the failure of Maker to pay any installment of principal or interest hereunder when due or
(b) the failure of the Pride Affiliated Companies to perform any of their respective obligations under the Service Alliance Agreements, and such failure shall in each case continue thirty
(30) days after Maker has received written notice from Payee specifying such default.

"Excess Billings" shall mean, as to any monthly period, the amount by which 30% of the Monthly Billings for such month exceeds US$1,000,000.

"Highest Lawful Rate" shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time, may be contracted for, taken, reserved, charged or received under this Note under applicable law.

"Monthly Billings" shall mean, as to any monthly period, an amount equal to all accounts receivable of Maker or the Pride Affiliated Companies billed during such month by them or any of them under the Service Alliance Agreements (exclusive of value-added taxes (V.A.T.) or other similar sales taxes) provided such account receivable (i) is payable in U.S. Dollars or in the currency of the country where the services were provided, (ii) is not subject to set-off counterclaim, defense, allowance or adjustment, or subject to dispute, objection or complaint by the account debtor, (iii) the account debtor is not bankrupt or insolvent or unable to pay its debts as they become due, and (iv) the account debtor's obligation to pay the account receivable is unconditional.

"Monthly Installment" shall mean, as to each principal installment date, an amount equal to the lesser of (i) the sum of
(A) 30% of all Monthly Billings for the preceding month plus (B) the applicable Clawback Payment, if any, and (ii) US$1,000,000. For example, if during any month there have been no Monthly Billings, or for which 30% of the Monthly Billings for such month would result in an amount less than US$1,000,000 then, to the extent during any prior months there was an outstanding unpaid amount which, although being 30% of the Monthly Billing for such month, exceeded the monthly cap of US$1,000,000, such outstanding amount will be payable in such unbilled or lower billed month, up to the cap of US$1,000,000.

"Note Rate" shall mean, as of any determination date, the 90-day "London Interbank Offered Rate (LIBOR)" quoted in The Wall Street Journal, Southwest Edition, on such date, or if such date is not a Business Day, on the following Business Day, plus two percent (2%) per annum. The Note Rate shall be determined as of the first day of each calendar quarter, and such rate shall be applicable during such quarter.

"Post Default Rate" shall mean a rate per annum equal to the lesser of(i) 3% above the Note Rate otherwise applicable thereto and (ii) the Highest Lawful Rate.

"Pride Affiliated Companies" shall mean those subsidiaries of Maker that are listed in Attachment 1 to the Service Alliance
Agreements.

"Sellers" shall mean those parties to the Stock Purchase
Agreement identified as such.

"Service Alliance Agreements" shall mean alliance Agreements of even date herewith between (a) Perez Companc S.A. and Pride and
(b) Astra C.A.P.S.A. and Pride.

"Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement for Quitral-Co., S.A.I.C. dated April 30, 1996 among Pride Petroleum Services, Inc., Perez Companc, S.A., Astra C.A.P.S.A., Raul Fasciolo, Pedro L. Querio, Juan Carlos Bruzzon and Alfredo Juan Luis Daverede as amended from time to time.

2.   PRINCIPAL INSTALLMENTS

The principal amount of this Note shall be paid in monthly installments equal to the applicable Monthly Installment, commencing June 15, 1996, and continuing thereafter on the fifteenth Business Day of each calendar month immediately following the calendar month for which Monthly Billings can be determined until the outstanding principal amount hereof, together with accrued and unpaid interest, has been repaid in full.


3.   INTEREST

Maker also promises to pay interest on the unpaid principal amount hereunder at a rate per annum equal to the lesser of (i) the Note Rate or quarterly on the fifteenth Business Day of each March, June, September and December commencing June 15, 1996 (ii) the Highest Lawful Rate; PROVIDED HOWEVER, upon the occurrence and during the continuance of an Event of Default, the outstanding unpaid principal amount hereunder and, to the extent permitted by applicable law, overdue accrued and unpaid interest, shall bear interest from the date when due until paid in full at a rate per annum equal at all times to the lesser of (i) the Post Default Rate and (ii) the Highest Lawful Rate.

For purposes hereof, upon the submission of each Monthly Billing, the unpaid principal amount hereunder shall be automatically reduced, and interest shall cease to accrue thereon, by an amount equal to that portion of the Monthly Installment.


4.   EVENTS OF DEFAULT

Notwithstanding the foregoing, this Note shall become immediately due and payable upon the occurrence of an Event of Default and receipt by Maker from Payee of a written notice identified as a "Notice of Event of Default."


5.   MISCELLANEOUS

Payments of principal and interest shall be made in lawful money of the United States of America in immediately available funds to the account maintained by the Payee at CITIBANK New York, 111 Wall Street, 21 st floor, New York, NY 10043, Account 36968355, not later than 11:00 a.m.(New York time) on the date on which such payments shall become due pursuant to the terms and conditions hereof.

Maker may set off and apply against its obligations hereunder any indebtedness of the Sellers at any time owing to Maker pursuant to Section 8.02 of the Stock Purchase Agreement.

Maker may prepay all or any portion of its obligations hereunder at any time and from time to time, without penalty or premium.

This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York, USA.

This Note shall be subject to Section 11.03(b) of the Stock
Purchase Agreement excluding the second sentence of such section.

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered by its officer thereto duly authorized as of the day and year set forth above.

PRIDE PETROLEUM SERVICES, INC.




By:_________________
Name:  Ray H. Tolson
Title: President

                                                        EXHIBIT B





                       ALLIANCE AGREEMENT


                             BETWEEN


                       PEREZ COMPANC S.A.


                               AND


                   PRIDE AFFILIATED COMPANIES










                      DATED APRIL 30, 1996

                                                        EXHIBIT C





                       ALLIANCE AGREEMENT


                             BETWEEN


                        ASTRA C.A.P.S.A.


                               AND


                   PRIDE AFFILIATED COMPANIES










                      DATED APRIL 30, 1996